Exhibit 99.4

KODIAK OIL & GAS CORP. COMPLETES ACQUISITION OF WILLISTON BASIN PRODUCING PROPERTIES AND UNDEVELOPED LEASEHOLD; ANNOUNCES EXPANDED CREDIT FACILITIES AND NEW LENDING GROUP

DENVER — October 28, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announces the closing of the previously announced acquisition of Williston Basin oil and gas producing properties and undeveloped leasehold.

Included in the acquisition are approximately 13,400 net mineral acres located primarily in Williams County, N.D.  Kodiak assumes operatorship of 15 drilling units on the contiguous leasehold acquired.  The purchase price for the asset package, which was paid in cash, was $245 million, including $10 million of post-closing adjustments to reflect the August 1, 2011 effective date of the acquisition.  Kodiak funded the transaction through available cash balances and through borrowings under credit facilities, including an expanded borrowing base revolving credit facility and an expanded second-lien term loan.

The transaction includes a working interest in seven gross (5.1 net) operated producing wells; four gross (2.2 net) wells that are waiting on completion or drilling; and four permitted and built locations.  Two of the four wells waiting on completion are scheduled for completion work in November 2011.  Once the four permitted wells are drilled, nearly all of the acquired leasehold will be held by production.  Third-party gas pipelines have been laid into the properties and natural gas is being processed and sold.  One salt water disposal well is included in the acquisition along with gathering lines to the individual wells that is nearly complete.  This infrastructure is expected to improve lease operating expense in this field by eliminating water hauling expenses.

The Company has opted not to assume the previously announced option to extend the Seller’s drilling rig contract.  Kodiak currently operates five drilling rigs and anticipates that the five rigs are sufficient to hold all of its acreage within the primary term.  The Company expects to announce its 2012 capital expenditure program later in the fourth quarter of 2011.

Including today’s acquisition, Kodiak’s acreage position in the Williston Basin now approximates 110,000 net acres.

Expanded Credit Facilities

In connection with the acquisition, Kodiak and its lending group, consisting of Wells Fargo Bank, N.A., BMO Harris Financing, Inc., KeyBank NA, Royal Bank of Canada, and Credit Suisse AG entered into an amended and restated credit agreement to expand the Company’s existing senior secured revolving line of credit facility.  The amendment increases Kodiak’s senior secured revolving line of credit facility to $750 million, with an initial borrowing base of $225 million.  This compares to the prior-level borrowing base of $110 million.

In addition, the Company entered into an amended and restated loan agreement with Wells Fargo Energy Capital, Inc. and Prudential Insurance Company of America for an expansion of its senior secured second-lien term loan facility to a commitment of $100 million, an increase of $45 million from the previous commitment.  The expansion of these credit facilities is based primarily on Kodiak’s drilling results to date and in part on production and reserves added through the acquisition.

“We are pleased to have closed on another package of Williston Basin oil and gas properties,” said Kodiak’s CFO James Henderson.  “We continue to adhere to our strategy of assimilating high-quality, concentrated leasehold located in and around our existing core areas which we can operate with a meaningful working interest.  We welcome the new institutions who now form the syndicated lending group for our expanded credit facilities and will work with the group closely to grow the facility together as we manage our liquidity.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the expectations and anticipated benefits of the acquisition transaction, the expansion of the Company’s presence in the Williston Basin, the Company’s operational, exploration and development plans, the Company’s expectations of changes in production volumes and timing of completion of wells, the Company’s expectations regarding drilling plans, and the expected timing and completion of the new drilling rig.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11